UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  July 26, 2010

SINOBIOPHARMA, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	333-144910	26-3002371
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

8 Zhong Tian Road Nantong City, Jiangsu Province, China 226009
(Address of Principal Executive Offices)

Registrant's telephone number, including area code:  011 - (86) 51-385328336

 Copies to:
Gregory Sichenzia, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On July 26, 2010, Sinobiopharma, Inc.’s (the “Company’s”) wholly-owned subsidiary, DongYing (Jiangsu) Pharmaceutical Co., Ltd. (“DongYing”), entered into a Cooperation Agreement (the “Agreement”) with Jiangsu LianHuan Pharmaceuticals Co., Ltd. (“LianHuan”) for the co-development, manufacture, and marketing of the drug Eplerenone, a therapeutic agent formulated to treat high blood pressure and vascular diseases, and its tablet and capsule forms (the “Eplerenone”).

Clinical trial certificates for Eplerenone are currently owned by DongYing.  According to the Agreement, LianHuan shall be responsible for all fees and expenses incurred in the clinical trials.  Following the completion of clinical trials, LianHuan and DongYing shall jointly complete and submit the drug production application.  Once production approval for Eplerenone is obtained, LianHuan and DongYing shall jointly own the new drug production certificate for Eplerenone. LianHuan shall be responsible for the manufacture of Eplerenone and its tablet form, though DongYing retains the option to produce Eplerenone capsules. The net profit from the sales of Eplerenone shall be apportioned as 60 percent to DongYing and 40 percent to LianHuan.

The foregoing description of the Agreement is a summary and is not complete. A copy of the Cooperation Agreement is filed as Exhibit 10.1 to, and incorporated by reference in, this report.

Item 8.01  Other Events

On August 10, 2010, the Company issued a press release to announce the Agreement with LianHuan.  A copy of the press release that discusses this matter is filed as Exhibit 99.1 to, and incorporated by reference in, this report.

Item 9.01  Financial Statements and Exhibits.

(d)	Exhibits

10.1 Cooperation Agreement, dated July 26, 2010.
99.1 Press Release, dated August 10, 2010, issued by Sinobiopharma, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 10, 2010

SINOBIOPHARMA, INC.

By:/s/ Xinjie Mu
Xinjie Mu
Chief Financial Officer